New World Fund, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$111,310
Class B	$1,039
Class C	$1,622
Class F1	$10,483
Class F2	$786
Total	$125,240
Class 529-A	$3,806
Class 529-B	$114
Class 529-C	$234
Class 529-E	$142
Class 529-F1	$162
Class R-1	$63
Class R-2	$782
Class R-3	$1,768
Class R-4	$1,334
Class R-5	$9,650
Total	$18,055

Item 73A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5060
Class B	$0.1094
Class C	$0.0950
Class F1	$0.4988
Class F2	$0.5604
Class 529-A	$0.5190
Class 529-B	$0.1369
Class 529-C	$0.1339
Class 529-E	$0.3717
Class 529-F1	$0.5941
Class R-1	$0.1375
Class R-2	$0.1507
Class R-3	$0.3697
Class R-4	$0.5334
Class R-5	$0.6617

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	214,524
Class B	9,041
Class C	16,496
Class F1	21,127
Class F2	2,417
Total	263,605
Class 529-A	7,592
Class 529-B	837
Class 529-C	1,779
Class 529-E	396
Class 529-F1	288
Class R-1	548
Class R-2	5,711
Class R-3	5,356
Class R-4	2,874
Class R-5	15,530
Total	40,911

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$33.79
Class B	$33.25
Class C	$32.91
Class F1	$33.60
Class F2	$33.81
Class 529-A	$33.60
Class 529-B	$33.03
Class 529-C	$33.03
Class 529-E	$33.42
Class 529-F1	$33.60
Class R-1	$32.98
Class R-2	$32.97
Class R-3	$33.48
Class R-4	$33.72
Class R-5	$33.87